Exhibit 10(l)

UNITED STATES DISTRICT COURT FOR THE

WESTERN DISTRICT OF PENNSYLVANIA

UNITED STATES OF AMERICA	) )
	)	CRIMINAL NO. 14-7
v.	)
	)	Count 1: FCPA Anti-Bribery
ALCOA WORLD ALUMINA LLC,	)	Provision,
	)	15 U.S.C. § 78dd-2 and
Defendant.	)	18 U.S.C. § 2
) ) )

PLEA AGREEMENT

The United States of America, by and through the Fraud Section of the Criminal Division of the United States Department of Justice and the United States Attorney’s Office for the Western District of Pennsylvania (the “United States” or the “Department”), and the defendant, Alcoa World Alumina LLC (the “Defendant”), by and through its undersigned attorneys, and through its authorized representative, pursuant to authority granted by Defendant’s Board of Member Representatives, hereby submit and enter into this plea agreement (the “Agreement”), pursuant to Rule 11(c)(1)(C) of the Federal Rules of Criminal Procedure. The terms and conditions of this Agreement are as follows:

The Defendant’s Agreement

1. Pursuant to Fed. R. Crim. P. 11(c)(1)(C), the Defendant agrees to waive its right to grand jury indictment and its right to challenge venue in the District Court for the Western District of Pennsylvania, and to plead guilty to a one-count Information charging the Defendant with one count of violating the anti-bribery provisions of the Foreign Corrupt Practices Act of 1977 (“FCPA”), as amended, Title 15, United States Code, Section 78dd-2, and Title 18, United

States Code, Section 2. Upon acceptance by the Court of this Agreement, the Defendant further agrees to persist in that plea through sentencing and, as set forth below, to cooperate fully with the Department in its investigation into all matters related to the conduct charged in the Information.

2. The Defendant understands and agrees that this Agreement is between the Department and the Defendant and does not bind any other division or section of the Department of Justice or any other federal, state, or local prosecuting, administrative, or regulatory authority. Nevertheless, the Department will bring this Agreement and the cooperation of the Defendant, its direct or indirect affiliates, subsidiaries, and majority shareholder to the attention of other prosecuting authorities or other agencies, if requested by the Defendant.

3. The Defendant agrees that this Agreement will be executed by an authorized corporate representative. The Defendant further agrees that a resolution duly adopted by the Defendant’s Board of Member Representatives, attached to this Agreement as Exhibit 1, or in similar form, authorizes the Defendant to enter into this Agreement and take all necessary steps to effectuate this Agreement, and that the signatures on this Agreement by the Defendant and its counsel are authorized by the Defendant’s Board of Member Representatives on behalf of the Defendant. In connection with this Agreement, the Defendant will also provide to the Department a certified resolution of the Board of Directors of Alcoa Inc., attached as Exhibit 2 hereto, or in similar form, that provides that Alcoa Inc. (“Alcoa”), and its subsidiaries, divisions, groups and affiliates, except for the Defendant, agree to certain undertakings as set forth in this Agreement in exchange for the United States’ agreement in paragraph 20.

4. Except as may otherwise be agreed by the parties hereto in connection with a particular transaction, the Defendant agrees that if, at any time while the Defendant has obligations under this Agreement, the Defendant sells, merges, or transfers all or substantially all of its business operations as they exist as of the date of this Agreement, whether such sale(s) is/are structured as a stock or asset sale, merger, or transfer, the Defendant shall include in any contract for sale, merger, or transfer a provision fully binding the purchaser(s) or any successor(s) in interest thereto to the guarantees and obligations described in this Agreement.

5. The Defendant waives any statute of limitations with regard to any conduct relating to corrupt payments and related internal accounting controls or books and records violations as of the date of this Agreement through the full term of the Defendant’s probation and until all of the Defendant’s obligations under this Agreement have been satisfied.

6. The Defendant agrees and represents that it has the full legal right, power, and authority to enter into and perform all of its obligations under this Agreement.

7. The Defendant agrees to pay the United States a criminal fine in the amount of $209,000,000 in five equal annual installments of $41,800,000. The first payment shall be made in full on or before the tenth (10) business day after the date of the entry of the judgment of conviction following the Defendant’s sentencing, and the second, third, fourth and fifth payments shall be due in full, respectively, on the first, second, third, and fourth-year anniversaries of the entry of the judgment of conviction. The Defendant agrees to wire transfer these payments to the Clerk of the Court for the United States District Court for the Western District of Pennsylvania. The Defendant further agrees to pay the Clerk of the Court for the United States District Court for the Western District of Pennsylvania the mandatory special assessment of $400 within ten (10) business days from the date of entry of the judgment of conviction. The Defendant acknowledges that no tax deductions may be sought in connection with the payment of the fine.

8. As a result of the Defendant’s conduct as set forth in the Statement of Facts, attached as Exhibit 3 hereto, the parties agree the Department could institute a civil and/or criminal forfeiture action against certain funds held by the Defendant and that such funds would be forfeitable pursuant to Title 18, United States Code, Section 981 and Title 28, United States Code, Section 2461. The Defendant hereby acknowledges that at least $ 14,000,000 was involved in transactions described in Exhibit 3 in violation of Title 15, United States Code, Section 78dd-2 and Title 18, United States Code, Section 2. The Defendant hereby agrees to administratively forfeit to the United States the sum of $14,000,000 (the “Forfeiture Amount”). The Defendant and Alcoa hereby agree that, in the event the funds used to pay the Forfeiture Amount are not directly traceable to the transactions, the monies used to pay the Forfeiture Amount shall be considered substitute res for the purpose of forfeiture to the United States pursuant to Title 18, United States Code, Section 981, and the Defendant and Alcoa release any and all right, title, interest, and claims they may have to such funds. To accomplish this administrative forfeiture, the Defendant agrees to pay the Forfeiture Amount plus any associated transfer fees within ten (10) business days of the date of entry of the judgment of conviction following the Defendant’s sentencing by check or wire transfer made payable to the United States Internal Revenue Service-Criminal Investigation. The Defendant and Alcoa agree to sign any additional documents necessary to complete forfeiture of the funds. The Defendant and Alcoa take no position as to the disposition of the funds after payment and waive any statutory or procedural notice requirements with respect to the United States’ disposition of the funds. The Defendant and Alcoa knowingly and voluntarily waive any claim or defense they may have under the Eighth Amendment of the United States Constitution, including any claim of excessive fine or penalty with respect to the forfeited assets. In the event of a breach of this Agreement, the Defendant and Alcoa acknowledge that the United States may pursue additional civil and criminal forfeiture in excess of the Forfeiture Amount.

9. The Defendant agrees to abide by all terms and obligations of this Agreement as described herein, including, but not limited to, the following:

a. to plead guilty as set forth in this Agreement;

b. to abide by all sentencing stipulations contained in this Agreement;

c. to appear, through its duly appointed representatives, as ordered for all court appearances, and obey any other ongoing court order in this matter;

d. to commit no further crimes;

e. to be truthful at all times with the Court;

f. to pay the applicable fine and special assessment; and

g. to continue to participate in and abide by the Corporate Compliance Program established by Alcoa, which Alcoa has separately agreed to continue to implement and maintain, attached as Exhibit 4.

10. The Defendant agrees to continue to cooperate fully with the Department, the Internal Revenue Service-Criminal Investigations Division (the “IRS”), the Federal Bureau of Investigation (the “FBI”), and the U.S. Securities and Exchange Commission (the “SEC”) in a manner consistent with applicable law and regulations, in any and all matters relating to the conduct described in this Agreement and Exhibit 3, and other conduct under investigation by the Department that has commenced before or during the term of this Agreement, until the date upon which all investigations and prosecutions arising out of such conduct are concluded, whether or not those investigations and prosecutions are concluded within the term of Defendant’s probation in paragraph 35(c). At the request of the Department, the Defendant shall also cooperate fully with foreign law enforcement authorities and agencies and the Multilateral Development Banks (“MDBs”). Such cooperation shall include, but not be limited to, the following:

a. The Defendant shall, to the extent consistent with the foregoing, truthfully disclose to the Department all factual information not protected by a valid claim of attorney-client privilege or work product doctrine protection with respect to the activities of the Defendant, Alcoa and their affiliates, their present and former member representatives, directors, officers, employees, agents, consultants, contractors, and subcontractors, concerning all matters relating to corrupt payments to foreign public officials or to employees of private customers or concerning related internal controls or books and records violations about which the Defendant or Alcoa have any knowledge and about which the Department, the FBI, the IRS, the SEC, or, at the request of the Department, any foreign law enforcement authorities and agencies and MDBs, shall inquire;

b. The Defendant shall provide to the Department, upon request, any nonprivileged or non-protected document, record, or other tangible evidence relating to such corrupt payments to foreign public officials or to employees of private customers about which the aforementioned authorities and agencies shall inquire of the Defendant, subject to the direction of the Department; and

c. The Defendant shall ensure that the Department is given access to all current, and to the extent possible, former member representatives, officers, employees, agents, and consultants of the Defendant and Alcoa for interviews and testimony in the United States relating to such payments.

11. The Defendant agrees that if it or any of its direct or indirect affiliates or subsidiaries issues a press release or holds a press conference in connection with this Agreement,

the Defendant shall first consult with the Department to determine whether (a) the text of the release or proposed statements at any press conference are true and accurate with respect to matters between the Department and the Defendant and Alcoa; and (b) the Department has no objection to the release or statement. Statements at any press conference concerning this matter shall be consistent with this press release.

Alcoa’s Agreement

12. In exchange for the United States’ agreement in paragraph 20, Alcoa agrees that it and its subsidiaries, divisions, groups and affiliates will fulfill the commitments and be bound to the terms outlined in paragraphs 8, 9(g), and 13 to 19 of this Agreement and in Exhibits 2 and 4 attached hereto.

13. Alcoa agrees to guarantee, secure and ensure delivery by the Defendant of all payments due from the Defendant under the Agreement; provided, however, that such guarantee shall be expressly conditioned upon the Court’s acceptance of the Agreement and entry of a judgment consistent with all provisions of the Agreement. Alcoa acknowledges that no tax deductions may be sought in connection with the payment of the fine.

14. Alcoa agrees not to institute or participate in any proceeding to interfere with, alter, or bar enforcement of any fine, penalty, special assessment or forfeiture order imposed on the Defendant pursuant to this Agreement pursuant to the automatic stay or other provision of the United States Bankruptcy Code.

15. Except as may otherwise be agreed by the parties hereto in connection with a particular transaction, Alcoa agrees that if, at any time while Alcoa still has obligations and commitments to the United States as set forth in this Agreement, Alcoa sells, merges, or transfers all or substantially all of its business operations as they exist as of the date of this Agreement, whether such sale(s) is/are structured as a stock or asset sale, merger, or transfer, Alcoa shall include in any contract for sale, merger, or transfer a provision fully binding the purchaser(s) or any successor(s) in interest thereto to the guarantees and obligations described in this Agreement.

16. Alcoa agrees that it and its subsidiaries, divisions, groups and affiliates shall continue to cooperate fully on matters and in a manner substantially similar to the cooperation required of the Defendant in paragraphs 10(a)-(c) with the Department, the IRS, the FBI, and the SEC. Such cooperation shall be in a manner consistent with applicable law and regulations. This includes cooperating fully in any investigation of Alcoa and its subsidiaries, divisions, groups and affiliates, and any of its present and former officers, directors, employees, agents and consultants, or any other party, in any and all matters relating to this Agreement and Exhibit 3.

17. Alcoa agrees that if it or any of its direct or indirect affiliates or subsidiaries issues a press release or holds a press conference in connection with this Agreement, Alcoa shall first consult with the Department to determine whether (a) the text of the release or proposed statements at any press conference are true and accurate with respect to matters between the Department and the Defendant and Alcoa; and (b) the Department has no objection to the release or statement. Statements at any press conference concerning this matter shall be consistent with this press release.

18. Other than as may be necessary with respect to defense of civil litigation or arbitration relating to this matter, Alcoa waives all rights, whether asserted directly or by a representative, to request or receive from any department or agency of the United States any records pertaining to the investigation or prosecution of this case, including without limitation any records that may be sought under the Freedom of Information Act, Title 5, United States Code, Section 552, or the Privacy Act, Title 5, United States Code, Section 552a.

19. Alcoa waives all defenses based on the statute of limitations, venue, speedy trial under the United States Constitution and the Speedy Trial Act, and any and all constitutional and non-jurisdictional defenses with respect to any prosecution of Alcoa that is not time-barred on the date that this Agreement is signed related to or arising from the conduct charged in the Information to be filed against the Defendant, in the event that Alcoa fails to fulfill its commitments as set forth in this Agreement for any reason, provided such prosecution is brought within one year of such breach or failure plus the remaining time period of the statute of limitations as of the date that this Agreement is signed.

The United States’ Agreement

20. In exchange for the guilty plea of the Defendant and the complete fulfillment of all of the Defendant’s and Alcoa’s obligations as set forth in this Agreement, the Department agrees that it will not file additional criminal charges against the Defendant or Alcoa, or any of their direct or indirect affiliates or subsidiaries, relating to (a) any of the conduct described in the Statement of Facts, attached as Exhibit 3, or the criminal information filed pursuant to this Agreement or (b) information disclosed by the Defendant or Alcoa to the Department prior to the date of this Agreement. This paragraph does not provide any protection against prosecution for any corrupt payments, false accounting, or failure to implement internal controls or circumvention of internal controls, if any, made in the future by the Defendant or Alcoa. This Agreement does not close or preclude the investigation or prosecution of any natural persons, including any officers, directors, member representatives, employees, agents, or consultants of the Defendant or Alcoa, who may have been involved in any of the matters set forth in the Information, Statement of Facts, or in any other matters.

Factual Basis

21. The Defendant is pleading guilty because it is guilty of the charge contained in the Information. The Defendant admits, agrees, and stipulates only that the factual allegations with respect to its conduct as set forth in the Statement of Facts, attached hereto as Exhibit 3 and incorporated herein, are true and correct, that it is responsible for the acts of its officers and employees described in the Statement of Facts, and that the Statement of Facts accurately reflects the Defendant’s criminal conduct.

Defendant’s Waiver of Rights, Including the Right to Appeal

22. Federal Rule of Criminal Procedure 11(f) and Federal Rule of Evidence 410 limit the admissibility of statements made in the course of plea proceedings or plea discussions in both civil and criminal proceedings, if the guilty plea is later withdrawn. The Defendant expressly warrants that it has discussed these rules with its counsel and understands them. Solely to the extent set forth below, the Defendant voluntarily waives and gives up the rights enumerated in Federal Rule of Criminal Procedure 11(f) and Federal Rule of Evidence 410. Specifically, the Defendant understands and agrees that any statements that it makes in the course of its guilty plea or in connection with the Agreement are admissible against it for any purpose in any U.S. federal criminal proceeding if, even though the Department has fulfilled all of its obligations under this Agreement and the Court has imposed the agreed-upon sentence, the Defendant nevertheless withdraws its guilty plea.

23. The Defendant is satisfied that the Defendant’s attorneys have rendered effective assistance. The Defendant understands that by entering into this Agreement, the Defendant surrenders certain rights as provided in this Agreement. The Defendant understands that the rights of criminal defendants include the following:

a. If the Defendant had persisted in a plea of not guilty to the charges, the Defendant would have the right to a speedy jury trial with the assistance of counsel. The trial may be conducted by a judge sitting without a jury if the Defendant, the United States, and the Court all agree.

b. At a trial, the United States would be required to present its witnesses and other evidence against the Defendant. The Defendant would be able to confront and cross-examine adverse witnesses. In turn, the Defendant could, but would not be required to, present witnesses and other evidence on its own behalf. If the witnesses for the Defendant would not appear voluntarily, the Defendant could require their attendance through the subpoena power of the Court.

c. At a trial, no inference of guilt could be drawn from the Defendant’s refusal to present evidence. However, if the Defendant desired to, do so, it could present evidence on its own behalf.

24. The Defendant also understands that Title 18, United States Code, Section 3742, affords a defendant the right to appeal the sentence imposed. Nonetheless, the Defendant knowingly waives the right to appeal the conviction and sentence imposed by the Court, provided that such sentence is consistent with the terms of this Agreement, in exchange for the concessions made by the United States in this Agreement. This Agreement does not affect the rights or obligations of the United States as set forth in Title 18, United States Code, Section 3742(b).

25. The Defendant is also aware that the United States Constitution and the laws of the United States afford the Defendant the right to contest or “collaterally attack” its conviction or sentence after the conviction has become final. Knowing that, the Defendant knowingly waives the right to contest or “collaterally attack” the Defendant’s plea, conviction, and sentence, provided that such sentence is consistent with the terms of this Agreement, by means of any post-conviction proceeding.

26. Other than as may be necessary with respect to defense of civil litigation or arbitration relating to this matter, the Defendant also hereby waives all rights, whether asserted directly or by a representative, to request or receive from any department or agency of the United States any records pertaining to the investigation or prosecution of this case, including without limitation any records that may be sought under the Freedom of Information Act, Title 5, United States Code, Section 552, or the Privacy Act, Title 5, United States Code, Section 552a.

27. The Defendant waives all defenses based on the statute of limitations and venue with respect to any prosecution that is not time-barred on the date that this Agreement is signed in the event that: (a) the conviction is later vacated for any reason; (b) the Defendant or Alcoa violates this Agreement; or (c) the plea is later withdrawn, provided such prosecution is brought within one year of any such vacation of conviction, violation of agreement, or withdrawal of plea plus the remaining time period of the statute of limitations as of the date that this Agreement is signed. The Department is free to take any position on appeal or any other post-judgment matter.

28. The Defendant waives all defenses to its conduct charged in the Information based on venue, speedy trial under the Unites States Constitution and the Speedy Trial Act, and any and all constitutional and non-jurisdictional defects.

29. The Defendant acknowledges that no threats have been made against the Defendant and that the Defendant is pleading guilty freely and voluntarily because the Defendant is guilty.

Penalty

30. The statutory maximum sentence that the Court can impose for a violation of Title 15, United States Code, Section 78dd-2, is a fine of $2,000,000 or twice the gross pecuniary gain or gross pecuniary loss resulting from the offense, whichever is greatest, Title 18, United States Code, Section 3571(c)(3) and (d); five years’ probation, Title 18, United States Code, Section 3561(c)(1); and a mandatory special assessment of $400, Title 18, United States Code, Section 3013(a)(2)(B).

31. The Defendant hereby stipulates and agrees not to institute or participate in any proceeding to interfere with, alter, or bar enforcement of any fine, penalty, special assessment or forfeiture order pursuant to the automatic stay or other provision of the United States Bankruptcy Code.

32. The Defendant agrees that nothing in this Agreement is intended to release the Defendant from any and all of the Defendant’s excise and income tax liabilities and reporting obligations for any and all income not properly reported and/or legally or illegally obtained or derived.

Sentencing Recommendation

33. The United States and the Defendant agree that pursuant to United States v. Booker, 543 U.S. 220 (2005), the Court must determine an advisory sentencing guideline range pursuant to the United States Sentencing Guidelines. The Court will then determine a reasonable sentence within the statutory range after considering the advisory sentencing guideline range and the factors listed in Title 18, United States Code, Section 3553(a). The parties’ agreement herein to any guideline sentencing factors constitutes proof of those factors sufficient to satisfy the applicable burden of proof.

34. The United States and the Defendant agree that a faithful application of the United States Sentencing Guidelines (U.S.S.G.) to determine the applicable fine range yields the following analysis:

a.	The 2012 U.S.S.G. are applicable to this matter.

b.	Offense Level. Based upon U.S.S.G. § 2C1.1, the total offense level is 48, calculated as follows:

(a)(2)	Base Offense Level	12

(b)(1)	Multiple Bribes	+2

(b)(2)	Value of benefit received
	More than $400,000,000	+30

(b)(3)	Offense involved a high-level decision-making public official	+4

TOTAL		48

c.	Base Fine. Based upon U.S.S.G. § 8C2.4(a)(1) and § 2C1.1(d), the base fine is $446,000,000 (the pecuniary gain from the offense)

d.	Culpability Score. Based upon U.S.S.G. § 8C2.5, the culpability score is 5, calculated as follows:

(a)	Base Culpability Score	5

(b)(4)	the organization had 50 or more employees and an individual within substantial authority personnel participated in, condoned, or was willfully ignorant of the offense	+2

(g)(1)	The organization fully cooperated in the investigation and clearly demonstrated recognition and affirmative acceptance of responsibility for its criminal conduct	-2

TOTAL		5

Calculation of Fine Range:

Base Fine	$446,000,000

Multipliers	1.0 (min)/2.0 (max)

Fine Range	$446,000,000 / $892,000,000

35. Pursuant to Rule 11(c)(1)(C) of the Federal Rules of Criminal Procedure, the United States and the Defendant agree that the following represents the appropriate disposition of the case:

a. Fine. Pursuant to Fed. R. Crim. P. 11(c)(1)(C), the United States and the Defendant agree that the appropriate disposition of this case is, and agree to recommend jointly, that the Court impose a sentence requiring the Defendant to pay to the United States a criminal fine of $209,000,000. Because the immediate payment of the entire fine “would pose an undue burden on” the Defendant and Alcoa, U.S.S.G. § 8C3.2(b), the United States and the Defendant agree that the entire fine shall be paid in five equal annual installments of $41,800,000, with the first payment due in full on or before the tenth (10th) business day after the date of the entry of the judgment of conviction. Thereafter, the second, third, fourth and fifth payments shall each be due in full, respectively, on the first, second, third, and fourth-year anniversaries of the date of the entry of judgment of conviction (“the recommended sentence”). The United States and the Defendant have agreed that a fine of $209,000,000 is the appropriate disposition based on the following factors and those in 18 U.S.C. § 3553(a): (a) the impact of a penalty within the guidelines range on the financial condition of the Defendant’s majority shareholder, Alcoa, and its potential to “substantially jeopardiz[e]” Alcoa’s ability to compete, see U.S.S.G. § 8C3.3(b), including, but not limited to, its ability to fund its sustaining and improving capital expenditures, its ability to invest in research and development, its ability to fund its pension obligations, and its ability to maintain necessary cash reserves to fund its operations and meet its liabilities; (b) the significant remedy being imposed on the Defendant’s majority shareholder, Alcoa, by the U.S. Securities and Exchange Commission for Alcoa’s conduct in this matter; (c) after learning of the allegations of FCPA violations, Alcoa’s Board of Directors appointed a Special Committee of the Board of Directors to oversee an internal investigation by independent counsel; (d) the substantial cooperation provided to the Department by the Defendant’s majority shareholder, Alcoa, including conducting an extensive internal investigation, voluntarily making employees available for interviews, and collecting, analyzing, and organizing voluminous evidence and information for the Department; (e) the remedial efforts already undertaken and to be undertaken by the Defendant’s majority shareholder, Alcoa, which affect both the Defendant’s operations and those of Alcoa, including the hiring of new senior legal and ethics and compliance officers and the implementation of enhanced due diligence reviews of the retention of third-party agents and consultants; and (f) Alcoa’s separate commitment to ensuring that its anti-corruption compliance program will be maintained to continue to satisfy the minimum elements set forth in Exhibit 4 to this Agreement.

b. Mandatory Special Assessment. The Defendant shall pay to the Clerk of the Court for the United States District Court for the Western District of Pennsylvania within ten (10) business days of the date of the entry of the judgment of conviction the mandatory special assessment of $400.

c. A Term of Four Years Probation. A four-year term of probation shall be imposed on the Defendant. The term of probation shall include the following mandatory and discretionary special conditions, pursuant to 18 U.S.C. § 3563(a) and (b): (i) The Defendant shall not commit another federal, state or local crime; (ii) the Defendant shall provide the probation officer with any information or documents requested by the probation officer; (iii) the Defendant shall notify the Court of any material change in the Defendant’s economic circumstances that might affect the Defendant’s ability to pay the fines and other financial obligations set forth herein; and (iv) the Defendant shall pay the criminal fine set forth in paragraph 35(a) above.

d. Court Not Bound. This Agreement is presented to the Court pursuant to Fed. R. Crim. P. 11(c)(1)(C). The Defendant understands that, if the Court rejects this Agreement, the Court must: (a) inform the parties that the Court rejects the Agreement; (b) advise the Defendant’s counsel that the Court is not required to follow the Agreement and afford the Defendant the opportunity to withdraw its plea; and (c) advise the Defendant that if the plea is not withdrawn, the Court may dispose of this case less favorably toward the Defendant than the Agreement contemplated. If the Court rejects this Agreement pursuant to Fed. R. Crim. P. 11(c)(5), the United States and the Defendant agree that the Defendant will be allowed to withdraw its plea, and that neither the Defendant nor the United States shall be bound by the provisions of this Agreement. If the Defendant withdraws its plea of guilty under the circumstances described in the immediately preceding sentence, this Agreement, the guilty plea, and any statement made in the course of any proceeding under Fed. R. Crim. P. 11 regarding the guilty plea or this Agreement, or made in the course of plea discussions with an attorney for the United States, shall not be admissible against the Defendant in any criminal or civil proceeding. The Defendant, however, also understands that if the Court accepts this Agreement, the Court is bound by the sentencing provisions in paragraphs 35(a), (b) and (c).

36. The parties further agree, with the permission of the Court, to waive the requirement of a pre-sentence investigation report pursuant to Federal Rule of Criminal Procedure 32(c)(l)(A)(ii), based on a finding by the Court that the record contains information sufficient to enable the Court to meaningfully exercise its sentencing power. The parties agree, however, that in the event the Court orders the preparation of a pre-sentence investigation report prior to sentencing, such order will not affect the Agreement set forth herein. In the event the Court so orders, the Department will fully inform the preparer of the pre-sentence report and the Court of the facts and law related to the Defendant’s case.

37. The parties further agree to ask the Court’s permission to combine the entry of the plea and sentencing into one proceeding, and to conduct the plea and sentencing hearings of the Defendant in one proceeding. The parties agree, however, that in the event the Court orders that the entry of the guilty plea and sentencing hearing occur at separate proceedings, such an order will not affect the Agreement set forth herein.

Breach of Agreement

38. The Defendant agrees that if it breaches the terms of this Agreement, commits any federal crime subsequent to the date of this Agreement, or has provided or provides deliberately false, incomplete, or misleading information in connection with this Agreement, the Department may, in its sole discretion, characterize such conduct as a breach of this Agreement. In the event of such a breach, (a) the Department will be free from its obligations under the Agreement and may take whatever position it believes appropriate as to the sentence; (b) the Defendant will not have the right to withdraw the guilty plea; (c) the Defendant shall be fully subject to criminal prosecution for any other crimes that it has committed, if any, including perjury and obstruction of justice; and (d) the Department will be free to use against the Defendant, directly and indirectly, in any criminal or civil proceeding any of the information or materials provided by the Defendant and Alcoa pursuant to this Agreement, as well as the admitted Statement of Facts.

39. In the event of a breach of this Agreement by the Defendant, if the Department elects to pursue criminal charges or any civil or administrative action that was not filed as a result of this Agreement, then:

a. The Defendant agrees that any applicable statute of limitations is tolled between the date of the Defendant’s signing of this Agreement and the discovery by the Department of any breach by the Defendant, plus one year; and

b. The Defendant gives up all defenses based on the statute of limitations relating to the facts and conduct described in the Statement of Facts and the criminal information to be filed against the Defendant pursuant to this Agreement, any claim of pre-indictment delay, or any speedy trial claim with respect to any such prosecution or action, except to the extent that such defenses existed as of the date of the signing of this Agreement.

Complete Agreement

40. This document states the full extent of the agreement between the parties. There are no other promises or agreements, express or implied. Any modification of this Agreement shall be valid only if set forth in writing in a supplemental or revised plea agreement signed by all parties.

AGREED:

FOR ALCOA WORLD ALUMINA LLC:

Date: January 8, 2014	By:	/s/ Jeffrey D. Heeter
Jeffrey D. Heeter
Secretary

Date: January 6, 2014	By:	/s/ Robert J. Jossen
DECHERT LLP
By: Robert J. Jossen
NY ID No. 1393719
Jonathan R. Streeter
NY ID No. 5034186
Counsel for
Alcoa World Alumina LLC

FOR THE DEPARTMENT OF JUSTICE:

JEFFREY H. KNOX
Chief, Fraud Section
Criminal Division, Department of Justice

By:	/s/ Adam G. Safwat	By:	/s/ DAVID J. HICKTON
	Adam G. Safwat		DAVID J. HICKTON
	Deputy Chief, Fraud Section		United States Attorney
	NY ID No. 2657567		PA ID No. 34524
Andrew N. Gentin
DC ID No. 459889
Allan J. Medina
Andrew H. Warren
	Trial Attorneys, Fraud Section	Date:	January 7, 2014

OFFICER’S CERTIFICATE

I have read this Agreement and carefully reviewed every part of it with outside counsel for Alcoa World Alumina LLC (the “Defendant”). I understand the terms of this Agreement and voluntarily agree, on behalf of the Defendant, to each of its terms. Before signing this Agreement, I consulted outside counsel for the Defendant. Counsel fully advised me of the rights of the Defendant, of possible defenses, of the Sentencing Guidelines’ provisions, and of the consequences of entering into this Agreement.

I have carefully reviewed the terms of this Agreement with the Board of Member Representatives of the Defendant. I have advised and caused outside counsel for the Defendant to advise the Board of Member Representatives fully of the rights of the Defendant, of possible defenses, of the Sentencing Guidelines’ provisions, and of the consequences of entering into the Agreement.

I have read this Statement of Facts and carefully reviewed every part of it with outside counsel for the Defendant. I voluntarily agree, on behalf of the Defendant, that the Statement of Facts, to the extent involving the conduct of the Defendant, is true and accurate.

No promises or inducements have been made other than those contained in this Agreement. Furthermore, no one has threatened or forced me, or to my knowledge any person authorizing this Agreement on behalf of the Defendant, in any way to enter into this Agreement.

I am also satisfied with outside counsel’s representation in this matter. I certify that I am Secretary of Alcoa World Alumina LLC and that I have been duly authorized by the Defendant to execute this Agreement on behalf of the Defendant.

Date: January 8, 2014

ALCOA WORLD ALUMINA LLC

By:	/s/ Jeffrey D. Heeter
Jeffrey D. Heeter
Secretary

CERTIFICATE OF COUNSEL

We are counsel for Alcoa World Alumina LLC (the “Defendant”) in the matter covered by this Agreement. In connection with such representation, we have examined the relevant documents and have discussed the terms of this Agreement with the Defendant’s Board of Member Representatives. Based on our review of the foregoing materials and discussions, we are of the opinion that the representative of the Defendant signing this Agreement has been duly authorized to enter into this Agreement on behalf of the Defendant and that this Agreement has been duly and validly authorized, executed, and delivered on behalf of the Defendant and is a valid and binding obligation of the Defendant. Further, we have carefully reviewed the terms of this Agreement with the Board of Member Representatives and the Legal Counsel and Company Secretary of Alcoa World Alumina LLC. We have fully advised them of the rights of the Defendant, of possible defenses, of the Sentencing Guidelines’ provisions and of the consequences of entering into this Agreement.

We have carefully reviewed the above Statement of Facts with our client. To our knowledge, the decision of the Defendant to stipulate to these facts, to the extent involving the conduct of the Defendant, based on the authorization of the Board of Member Representatives, is an informed and voluntary one.

To our knowledge, the decision of the Defendant to enter into this Agreement, based on the authorization of the Board of Member Representatives, is an informed and voluntary one.

Date: January 6, 2014

By:	/s/ Robert J. Jossen
DECHERT LLP
By: Robert J. Jossen
Jonathan R. Streeter
Counsel for Alcoa World Alumina LLC

EXHIBIT 1

CERTIFICATE OF CORPORATE RESOLUTIONS OF

ALCOA WORLD ALUMINA LLC

A copy of the executed Certificate of Corporate Resolutions of Alcoa World Alumina LLC is annexed hereto as Exhibit 1.

ALCOA WORLD ALUMINA LLC

CERTIFICATE OF CORPORATE RESOLUTIONS

I, Jeffrey D. Heeter, do hereby certify that I am the Secretary of Alcoa World Alumina LLC (the “Company”), a majority-owned subsidiary of Alcoa Inc. formed under the laws of the State of Delaware and maintaining its principal place of business in Pittsburgh, Pennsylvania, and that the following is an accurate excerpt of certain resolutions adopted by the Board of Member Representatives of the Company at a meeting held on December 9, 2013, at which a quorum was present:

WHEREAS, the Board of Member Representatives of the Company has been informed by its counsel of a proposed settlement with the United States Department of Justice (“DOJ”) in relation to certain matters which have been under investigation by DOJ (the “Proposed Settlement”), and the key terms of the Proposed Settlement have been reviewed with the members of the Board;

WHEREAS, the Proposed Settlement contemplates:

(1) The Company pleading guilty to one count of violating the anti-bribery provisions of the Foreign Corrupt Practices Act of 1977, as amended, pursuant to a plea agreement with the DOJ (the “Plea Agreement”);

(2) the government and the Company agreeing to recommend to the Court a fine of $209,000,000 payable in five equal annual installments of $41,800,000, as appropriate under the circumstances; and the Company agreeing to pay to the United States an administrative, non-refundable forfeiture amount of $14,000,000;

(3) the Court retaining the ability to accept or reject the terms of the Plea Agreement under Fed. R. Crim. P. 11(c)(1)(C);

(4) imposition on the Company of certain commitments set out in the Plea Agreement;

(5) the Company agreeing to include in any agreement for the sale, merger or transfer of all or substantially all of its business operations as they exist on the date of the Plea Agreement the requirement that the successor or purchaser company abide by the commitments set out in clauses (2) and (4) above; and

(6) The Company agreeing to (a) a knowing waiver of its rights to a speedy trial pursuant to the Sixth Amendment to the United States Constitution, Title 18, United States Code, Section 3161, and Federal Rule of Criminal Procedure 48(b); (b). a knowing waiver for purposes of the Plea Agreement and any charges by the United States arising out of the conduct described in the Statement of Facts attached to the Plea Agreement or the criminal Information any objection with respect to venue, and consents to the entry of a guilty plea, as provided pursuant to the terms of the Plea Agreement, in the United States District Court for the Western District of Pennsylvania; and (c) a knowing waiver of any defenses based on the statute of limitations for any prosecution relating to the conduct described in the Statement of Facts, criminal Information, or relating to conduct known to the DOJ prior to the date on which the Plea Agreement was signed that is not time-barred by the applicable statute of limitations on the date of the signing of the Plea Agreement.

NOW, THEREFORE, BE IT:

RESOLVED, that the Board of Member Representatives of the Company, after thorough consideration of all relevant issues, including considering the costs and benefits of settlement, and considering the advice and conclusions of outside legal counsel and management, deems it advisable and in the best interests of the Company and its relevant constituencies for the Board of Member Representatives to approve the key terms of the Proposed Settlement that have been reviewed with the Board at this meeting, and such key terms of the Proposed Settlement be and they hereby are approved substantially as presented at this meeting; and

FURTHER RESOLVED, that the proper officers and Member Representatives of the Company, and counsel for the Company, are each hereby authorized and directed to execute and deliver all agreements, instruments and documents, and to take such other and further actions which in the opinion of any of them may be necessary or desirable to achieve the purposes of or to consummate the Proposed Settlement and the resolution of the investigation of past payments and practices referenced in the Plea Agreement, including appearing before the United States District Court for the Western District of Pennsylvania to enter a plea of guilty on behalf of the Company and accept the sentence of the Court, the taking of any such action or the execution and delivery of any such agreements, instruments or documents to be conclusive evidence of the authority to take, execute or deliver the same.

I further certify that the aforesaid resolutions have not been amended or revoked in any respect and remain in full force and effect on the date of this certification.

IN WITNESS WHEREOF, I have executed this Certificate on January 8, 2014.

/s/ Jeffrey D. Heeter
Jeffrey D. Heeter
Secretary
Alcoa World Alumina LLC

Signed before me this 8th day of January, 2014.

Notary Public in and for the Commonwealth of Pennsylvania
/s/ Jennifer W. Meares

EXHIBIT 2

CERTIFICATE OF CORPORATE RESOLUTIONS OF

ALCOA INC.

A copy of the executed Certificate of Corporate Resolutions of Alcoa Inc. is annexed hereto as Exhibit 2.

ALCOA INC.

CERTIFICATE OF CORPORATE RESOLUTIONS

I, Brenda A. Hart, do hereby certify that I am an Assistant Secretary of Alcoa Inc. (the “Company”), a company incorporated under the laws of the Commonwealth of Pennsylvania, and that the following is an accurate excerpt of certain resolutions adopted by the Board of Directors of the Company at a meeting held on December 6, 2013, at which a quorum was present:

WHEREAS, the Board of Directors of the Company has been informed by its counsel of a proposed settlement with the United States Department of Justice (“DOJ”) in relation to certain matters which have been under investigation by DOJ (the “Proposed Settlement”), and the key terms of the Proposed Settlement have been reviewed with the members of the Board;

WHEREAS, the Proposed Settlement contemplates:

(1) The Company’s majority-owned affiliated entity, Alcoa World Alumina LLC, pleading guilty to one count of violating the anti-bribery provisions of the Foreign Corrupt Practices Act of 1977, as amended, pursuant to a plea agreement with the DOJ (the “Plea Agreement”);

(2) the government and Alcoa World Alumina LLC agreeing to recommend to the Court a fine of $209,000,000, payable in five equal annual installments of $41,800,000 by Alcoa World Alumina LLC as appropriate under the circumstances; and Alcoa World Alumina LLC agreeing to pay to the United States an administrative, non-refundable forfeiture amount of $14,000,000;

(3) the Court retaining the ability to accept or reject the terms of the Plea Agreement under Fed. R. Crim. P. 11(c)(1)(C);

(4) imposition of certain commitments set out in the Plea Agreement on the Company and on Alcoa World Alumina LLC, including the Company’s guarantee to the United States of the payment by Alcoa World Alumina LLC of the above-referenced fine and forfeiture amount to be imposed on Alcoa World Alumina LLC under the Plea Agreement and the continued implementation and maintenance of an anti-corruption compliance program as specified by the Plea Agreement;

(5) the Company agreeing to include in any agreement for the sale, merger or transfer of all or substantially all of its business operations as they exist on the date of the Plea Agreement the requirement that the successor or purchaser company abide by the commitments set out in clauses (2) and (4) above; and

(6) The Company agreeing to (a) a knowing waiver of its rights to a speedy trial pursuant to the Sixth Amendment to the United States Constitution, Title 18, United States Code, Section 3161, and Federal Rule of Criminal

Procedure 48(b); (b) a knowing waiver for purposes of the Plea Agreement and any charges by the United States arising out of the conduct described in the Statement of Facts attached to the Plea Agreement or criminal Information any objection with respect to venue in the United States District Court for the Western District of Pennsylvania; and (c) a knowing waiver of any defenses based on the statute of limitations for any prosecution relating to the conduct described in the Statement of Facts, criminal Information, or relating to conduct known to the DOJ prior to the date on which the Plea Agreement was signed that is not time-barred by the applicable statute of limitations on the date of the signing of the Plea Agreement.

NOW, THEREFORE, BE IT:

RESOLVED, that the Board of Directors of the Company, after thorough consideration of all relevant issues, including considering the costs and benefits of settlement, and considering the advice and conclusions of outside legal counsel and management, and upon the recommendation of the Special Committee comprising the Senior Advisors to the Board, deems it advisable and in the best interests of the Company and its relevant constituencies for the Board of Directors to approve the key terms of the Proposed Settlement that have been reviewed with the Board at this meeting, and such key terms of the Proposed Settlement be and they hereby are approved substantially as presented at this meeting; and

FURTHER RESOLVED, that the proper officers of the Company and counsel for the Company are each hereby authorized and directed to take such actions as are necessary to effect the Proposed Settlement, including the guarantees of the Company to the United States, and to execute and deliver all agreements, instruments and documents and to take such other and further actions which in the opinion of any of them may be necessary or desirable to achieve the purposes of or to consummate the Proposed Settlement and the resolution of the investigation of past payments and practices by Alcoa World Alumina LLC referenced in the Plea Agreement, including appearing before the United States District Court for the Western District of Pennsylvania at the time the Plea Agreement is accepted by the Court to confirm the Company’s undertakings pursuant to the Plea Agreement, the taking of any such action or the execution and delivery of any such agreements, instruments or documents to be conclusive evidence of the authority to take, execute or deliver the same.

I further certify that the aforesaid resolutions have not been amended or revoked in any respect and remain in full force and effect on the date of this certification.

IN WITNESS WHEREOF, I have executed this Certificate on January 6th, 2014.

/s/ Brenda A. Hart
Brenda A. Hart
Assistant Secretary
Alcoa Inc.

Signed before me this 6th day of January, 2014. Notary Public in and for the State of New York

/s/ MARGARET S. LAM

EXHIBIT 3

STATEMENT OF FACTS

EXHIBIT 3

STATEMENT OF FACTS

The following Statement of Facts is incorporated by reference as part of the Plea Agreement (the “Agreement”) between the United States Department of Justice, Criminal Division, Fraud Section (the “Department”) and the Defendant, ALCOA WORLD ALUMINA LLC. ALCOA WORLD ALUMINA LLC hereby agrees and stipulates that the following information, to the extent it relates to its actions and the actions of its officers and employees, is true and accurate. ALCOA WORLD ALUMINA LLC does not admit to the conduct of any other entity or person, and references to such conduct are for background purposes only. ALCOA WORLD ALUMINA LLC admits, accepts, and acknowledges that it is responsible for the acts of its officers or employees, as set forth below. ALCOA WORLD ALUMINA LLC further agrees that it will neither contest the admissibility of, nor contradict, this Statement of Facts with respect to its actions or the actions of its officers or employees in any prosecution of it arising from a breach of the Agreement.

If this matter were to proceed to trial, the Department has represented that it would prove beyond a reasonable doubt, by admissible evidence, the facts alleged below, and that this evidence would establish the following:

Relevant Entities and Individuals

The Defendant

1. Defendant ALCOA WORLD ALUMINA LLC was a Limited Liability Company formed under Delaware law which maintained its principal place of business in Pittsburgh, Pennsylvania, in the Western District of Pennsylvania. ALCOA WORLD ALUMINA LLC owned and operated (either directly or indirectly) bauxite mining and alumina

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refining assets in North America, Europe, South America, Africa and the Caribbean. ALCOA WORLD ALUMINA LLC was a “domestic concern” within the meaning of the FCPA, Title 15, United States Code, Section 78dd-2(a).

Relevant Alcoa Entities

2. Alcoa Inc. (“Alcoa”) was a corporation organized under the laws of the Commonwealth of Pennsylvania. Until 2006, Alcoa’s principal place of business was in Pittsburgh, Pennsylvania, in the Western District of Pennsylvania. In 2006, Alcoa moved its principal place of business to New York, New York. Alcoa issued and maintained a class of publicly traded securities registered pursuant to Section 12(b) of the Securities Exchange Act of 1934, which were traded on the New York Stock Exchange. Alcoa was therefore an “issuer” within the meaning of the FCPA, Title 15, United States Code, Section 78dd-l(a).

3. Alcoa was a global provider of primary aluminium and fabricated aluminium. Alcoa was also a global provider of smelter grade alumina, the raw material that is supplied to smelters to produce aluminium. Alcoa refined alumina from bauxite it extracted from its global mining operations. Alcoa operated worldwide through subsidiaries and affiliated entities in North America, Asia, Australia, Europe, South America, Africa and the Caribbean.

4. Alcoa World Alumina and Chemicals (“AWAC”) was an unincorporated global bauxite mining and alumina refining enterprise formed in 1995 between Alcoa and Alumina Limited (“Alumina”), the majority and minority owners of AWAC, respectively. AWAC conducted its operations by and through the coordinated activity of several affiliated enterprise companies, with each enterprise company being owned by Alcoa and Alumina in proportion to their respective ownership interests in the AWAC enterprise. In matters of strategy and policy, the AWAC enterprise companies received direction and counsel from a “Strategic Council” that was chaired by Alcoa. AWAC was a “domestic concern” within the meaning of the FCPA, Title 15, United States Code, Section 78dd-2(a).

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5. Defendant ALCOA WORLD ALUMINA LLC was an AWAC enterprise company. Beginning in or around 2000, executives at ALCOA WORLD ALUMINA LLC’s offices in Pittsburgh and Knoxville, Tennessee, assumed primary responsibility for all of AWAC’s relationships with global alumina customers, including Aluminium Bahrain B.S.C. (“Alba”), a state-owned and state-controlled aluminium smelter in Bahrain. ALCOA WORLD ALUMINA LLC personnel responsible for these functions reported indirectly to Alcoa personnel in New York.

6. Alcoa of Australia Limited (“Alcoa of Australia”) was the AWAC enterprise company that owned and operated AWAC’s bauxite mining and alumina refining assets in Australia. Alcoa of Australia’s principal place of business was in Melbourne, Australia, until 1996, and was thereafter in Perth, Australia. Alcoa of Australia owned and operated mines in Western Australia that extracted bauxite, which Alcoa of Australia then processed into smelter grade alumina in refineries it owned and operated. Alcoa of Australia sold the smelter grade alumina to aluminium smelters it owned in the state of Victoria, Australia, as well as to customers and alumina traders around the world.

Relevant ALCOA WORLD ALUMINA LLC Individual

7. Executive A held a senior sales and marketing position at ALCOA WORLD ALUMINA LLC in Pittsburgh, Pennsylvania, starting in or around 2000, when he took over responsibility for the relationship with Alba.

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The Intermediary and Related Entities

8. Consultant A was an international middleman who resided in London and was a citizen of Canada, Jordan, and the United Kingdom. Consultant A had close contacts with certain members of Bahrain’s Royal Family, some of whom were senior officials in the Government of Bahrain. Consultant A met with ALCOA WORLD ALUMINA LLC executives in London, New York, and elsewhere to discuss matters relating to the alumina supply relationship with Alba.

9. Alumet Limited (“Alumet”) was a shell entity controlled by Consultant A and incorporated in the British Virgin Islands, with its purported places of business in Australia, Guernsey, and Switzerland. Alumet had no legitimate business operations and no history in the alumina business. Alumet held bank accounts at the Royal Bank of Canada (“RBC”) in Switzerland and the Channel Islands.

10. AA Alumina and Chemicals Ltd. (“AAAC”) was a shell entity controlled by Consultant A and incorporated in the British Virgin Islands, with its purported places of business in Australia, Guernsey, and Switzerland. AAAC had no legitimate business operations and no history in the alumina business. AAAC held bank accounts at RBC in Switzerland and the Channel Islands.

11. Consultant A held an account at RBC Guernsey in the name of United Legal Engineering Co. (“ULECO”), a shell entity, that contained funds from, among other sources, the purported sales of alumina to Alba by Alumet and AAAC on behalf of Alcoa of Australia, as explained more fully in the paragraphs alleged below. Consultant A sometimes used a ULECO bank account to wire money directly or indirectly to accounts beneficially owned by officials of the Kingdom of Bahrain.

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12. Consultant A also maintained a bank account at HSBC in Luxembourg under the name of another shell company, La Fosca. Consultant A would wire money to Official C through that account from ULECO’s account at RBC Guernsey.

Relevant Entities and Foreign Officials in Bahrain

13. Aluminium Bahrain B.S.C. (“Alba”) was an aluminium smelter operating in Bahrain. The state holding company of the Kingdom of Bahrain, the Mumtalakat, which was controlled by the Ministry of Finance, held 77 percent of the shares of Alba. The Saudi Basic Industries Corporation (“SABIC”), which was majority-owned and controlled by the government of the Kingdom of Saudi Arabia, held a 20 percent minority stake in Alba, and three percent of Alba’s shares were held by a German investment group. The majority of profits earned by Alba belonged to the Mumtalakat, though part of the profit was permitted to be used by Alba for its operations. The Ministry of Finance had to approve any change in Alba’s capital structure and had to be consulted on any major capital projects or contracts material to Alba’s operations. Members of the Royal Family of Bahrain and representatives of the government sat on the Board of Directors of Alba, controlled its Board, and had primary authority in selecting its chief executive officer and chief financial officer. Accordingly, Alba was an “agency” and “instrumentality” of the Government of Bahrain and Alba’s directors, officers and employees were “foreign officials” within the meaning of the FCPA, Title 15, United Sates Code, Section 78dd-2(h)(2)(A).

14. Official A was a member of Bahrain’s Royal Family and served as a member of the board of directors of Alba from 1982 to 1997. From 1988 to 1990, Official A was also a member of Alba’s tender committee, which was responsible in part for awarding major contracts to Alba’s suppliers, such as Alcoa entities supplying alumina to Alba. As an officer of Alba, Official A was a “foreign official” within the meaning of the FCPA, Title 15, United States Code, Section 78dd-2(h)(2)(A).

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15. Official B served on Alba’s board from at least 1986 to 2000 as a representative of SABIC. From 1988 to 1990, Official B also served on Alba’s tender committee with Official A. As an officer of Alba, Official B was a “foreign official” within the meaning of the FCPA, Title 15, United States Code, Section 78dd-2(h)(2)(A).

16. Official C was a senior member of Bahrain’s Royal Family, a senior government official of Bahrain from at least 1995 to 2005, and served as a high-ranking officer of Alba from 1995 to 2005. As a high-ranking officer of Alba, Official C was extremely influential over the assignment of contracts to Alba’s suppliers. Official C relied on Consultant A to assist him in opening international bank accounts using various aliases or shell entities for the purpose of receiving corrupt funds from kickbacks from Alba’s suppliers. As an officer of Alba and a senior government official, Official C was a “foreign official” within the meaning of the FCPA, Title 15, United States Code, Section 78dd-2(h)(2)(A).

THE CORRUPTION SCHEME IN BAHRAIN

Background

17. From 1989 to approximately 1996, Alcoa of Australia managed its long term supply relationship with Alba. As part of that relationship, Alcoa of Australia retained Consultant A to assist in long-term contract negotiations with Alba and Bahraini government officials. By 2000, when ALCOA WORLD ALUMINA LLC assumed direct oversight of the Alba relationship, Consultant A was playing a significant role in the relationship between Alcoa of Australia and Alba. Executive A, who inherited the Alba oversight relationship as part of his duties at ALCOA WORLD ALUMINA LLC, became the primary liaison with Consultant A regarding the Alba relationship.

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Overview

18. In or around 2002, ALCOA WORLD ALUMINA LLC, through Executive A, caused Alcoa of Australia to enter into a purported distributorship for the sale of approximately one million tons of alumina annually to Alba through Consultant A’s shell companies, Alumet and AAAC.

19. In or around 2004, ALCOA WORLD ALUMINA LLC, through Executive A, coordinated another purported distribution agreement that involved the sale of up to 1.78 million tons of alumina to Alba every year through Alumet and AAAC. This corrupt arrangement lasted through on or about December 31, 2009.

20. As part of the 2002 and 2004 purported distributorship agreements, Consultant A imposed a mark-up on Alumet’s and AAAC’s purported sales of alumina to Alba and used the mark-up from those sales to enrich himself and pay bribes to senior government officials of Bahrain. ALCOA WORLD ALUMINA LLC, through Executive A, consciously disregarded the fact that Consultant A would pay bribes to senior government officials from the mark-up on alumina sales to Alba.

I. ALCOA WORLD ALUMINA LLC, through Executive A, Enlarged

Consultant A’s Role in the Alumina Supply Relationship

21. By 2000, Executive A, who was then based in ALCOA WORLD ALUMINA LLC’s offices in Pittsburgh, had assumed direct responsibility for managing the Alba relationship.

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22. From April to December 2001, Executive A took a series of steps to cause Alumet and AAAC to become Alcoa of Australia’s purported distributors for all of its sales of alumina to Alba.

23. On or about April 12, 2001, Executive A wrote to Official C to advise him that “Alcoa wishes” to extend the “present supply contract [with Alba] for three years to December 31, 2004.”

24. On or around August 15, 2001, after receiving a request from Alba to continue the existing supply arrangements through December 2003, Executive A facilitated Alba’s entering into an extension of the existing alumina supply arrangement through December 2003.

25. On or about February 14, 2002, Executive A caused Alcoa of Australia to enter into a purported distribution agreement with Alumet and AAAC for the supply of approximately one million tons of alumina intended for sale to Alba.

26. Executive A knew that Alcoa of Australia would continue to ship alumina directly to Alba. Executive A consciously disregarded the fact that the purported contractual arrangement he crafted with Consultant A would permit Alumet and/or AAAC to mark-up sales to Alba of alumina from Alcoa of Australia. In or around February 2002, Alcoa of Australia ceased to invoice Alba directly for shipments of alumina.

The Mark-Up and Commission Payments From 2002 Through 2004

27. From 2002 to 2004, Executive A, acting on behalf of ALCOA WORLD ALUMINA LLC, caused AAAC to receive in excess of $79 million in mark-ups on alumina sales to Alba.

28. AAAC also received a commission under the terms of the 2002 distribution agreement. The purported 2002 distribution agreement provided for a commission of 0.125% of all payments made by AAAC to Alcoa of Australia for alumina. From 2002 to 2004, Alcoa of Australia paid AAAC a commission of $493,509.

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Consultant A Channeled Corrupt Payments to Government Officials

From 2002 through 2004

29. From 2002 through 2004, Consultant A made corrupt payments to Officials B and C from bank accounts at RBC in Guernsey held in the name of Alumet and ULECO.

II. Executive A Retained Consultant A For

Joint Venture Negotiations between Alcoa and Alba

30. In 2002, Alcoa was attempting to negotiate a joint venture with Alba, in which Alcoa would supply Alba with alumina from the AWAC system’s smelters, and, in exchange, Alba would supply Alcoa with aluminium. Executive A participated in the negotiations for Alcoa and retained Consultant A to privately lobby Official C on behalf of Alcoa’s position. On or about April 27, 2002, Executive A caused Alcoa to enter a consulting agreement with Consultant A pursuant to which Consultant A would receive an $8 million “success fee” based on limited specified negotiation “advice and assistance to Alcoa” if the joint venture were successful.

31. As part of the negotiations, Executive A proposed a joint venture structure that contemplated supplying alumina to Alba through a distributor.

32. On or about March 26, 2003, an in-house attorney in Alcoa’s legal department sent an email asking Executive A to explain the role of the distributor. On or about March 27, 2003, Executive A responded that “[t]he Distributorship rol[e] is something the Bahrain Government wants” and that Alcoa “shouldn’t get too involved with how the Distributor and the Government interact. We are currently selling the alumna we supply to Alba through a Distributor.” In response, the in-house attorney wrote that “we will need to understand the Distributor’s role completely … for Foreign Corrupt Practice Act purposes.”

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33. On September 15, 2003, Alcoa and Alba agreed to a Memorandum of Understanding (“MOU”) outlining an equity investment by Alcoa in Alba and providing for alumina to be sold to the Government of Bahrain, as majority shareholder of Alba, “directly or through an associated company of Alcoa satisfactory to GoB [Government of Bahrain] and Alcoa.” The MOU was approved by Official C on behalf of Alba. However, the joint venture negotiations fell through, and Consultant A was never paid the $8 million success fee.

34. Within 17 days of the signing of the MOU, Consultant A transferred $2 million to Official C’s account at Deutsche Bank in Geneva, Switzerland, from a ULECO bank account at RBC in Guernsey.

III. ALCOA WORLD ALUMINA LLC, Through Executive A, Caused Alcoa of Australia

to Secure a 2005 Long-Term Alumina Supply Deal with Alba

35. By the summer of 2004, Alcoa of Australia was supplying approximately one million metric tons of alumina annually to Alba, but was invoicing Alba indirectly through Consultant A’s companies. Alba’s obligations under pre-existing supply arrangements with Alcoa of Australia were set to expire at the end of 2004.

36. In the summer of 2004, Executive A and one of his supervisors, another senior member of ALCOA WORLD ALUMINA LLC’s global alumina sales department, sought to secure a new long term alumina supply agreement with Alba. On or around August 5, 2004, Executive A and his supervisor were advised by a former senior Alcoa executive who had a relationship with Consultant A that if they attempted to negotiate a direct contractual relationship between Alcoa of Australia and Alba, rather than negotiate a supply arrangement through Consultant A and one of his companies, some or all of Alba’s business could be lost to another alumina supplier.

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37. On or about August 19, 2004, Executive A and his supervisor met with Consultant A at Consultant A’s London Office to discuss using Consultant A’s companies “as Alcoa’s exclusive distributor in the region.”

38. On or about August 22, 2004, Executive A sent an email to his supervisor documenting with more specificity certain items that were discussed at the meeting. Among them, Executive A noted that “[w]e agreed to supply [Consultant A] with pricing indications for supply to [AAAC] by 8/24 so he can have these for his meeting [in Bahrain] with [Official C]. We mentioned pricing close to 14%.” Executive A’s email also noted that “[Official C] is holding on to publishing [Alba’s] alumina tender [to the market] until he has further discussions with [Consultant A] on 8/29.” The pricing terms per metric ton of alumina that Executive A quoted to Consultant A at the meeting in London were less than the pricing terms for Alba that Executive A had quoted to Official C approximately one month earlier.

39. On or around September 29, 2004, Executive A facilitated AAAC’s tendering a bid to supply Alba up to 1.6 million tons of alumina for ten years commencing in 2005.

40. On or about October 8, 2004, Attorney 1, the in-house attorney responsible for supporting the alumina business, suggested terminating the consulting agreement that Alcoa had entered with Consultant A, as “the terms of [Consultant A’s] current engagement created a lot of anxiety in the organization.” Executive A advised that the consultancy agreement should not be terminated until Alcoa had secured a new long-term alumina supply agreement with Alba.

41. On or about November 1, Official C caused Alba to accept AAAC’s tender offer for a ten-year supply of alumina.

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42. On or about December 31, 2004, Executive A caused Alcoa of Australia to enter a purported ten-year distributorship agreement with Alumet and AAAC to purportedly supply them with up to 1.78 million tons of alumina for sale to Alba from 2005 to 2014. From 2005 to 2009, the price term was 13.9% of LME minus $0.25 per ton of alumina. From 2010 to 2014, the price decreased to 13.5% of LME minus $0.25 per ton of alumina. Executive A consciously disregarded the fact that Alcoa of Australia would continue to supply alumina directly to Alba that was purportedly being “distributed” through Alumet and AAAC.

43. On or about March 4, 2005, a representative of Consultant A sent the CEO of Alba a final, unexecuted contract for the purported supply agreement between AAAC and Alba.

44. On or about June 8, 2005, the final agreement negotiated between AAAC and Alba was signed by Alba’s CEO on behalf of Alba. The agreement’s effective date was January 1, 2005, and its term was through December 31, 2014. The agreement provided that AAAC would supply Alba with 1.508 million metric tons of alumina in 2005, and 1.6 million metric tons of alumina thereafter for each remaining contract year. From 2005 to 2009, the price formula in the agreement resulted in an average price to Alba of 14.98% of LME per metric ton of alumina. From 2010 through 2014, the price formula in the agreement resulted in an average price to Alba of 14.42 % of LME per metric ton of alumina. Alba was required to bear the cost of shipping and insurance.

Consultant A’s Mark-up on Alumina Sales From 2005 to 2009

45. As a result of ALCOA WORLD ALUMINA LLC’s conduct, through Executive A, from 2005 through 2009, Alumet and AAAC received in excess of $188 million on the mark-up of alumina sales to Alba. This money was transferred from the initial accounts in which payment from Alba was received through various bank accounts controlled by Consultant A, including accounts in the name of shell entities Alumet and ULECO at RBC in Guernsey.

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Additional Corrupt Payments to Official C

46. From 2005 through 2006, Consultant A made millions in corrupt payments from the account of ULECO at RBC in Guernsey through the account of La Fosca in Luxembourg to accounts that were beneficially owned by Official C under client code names at ABN AMRO Bank in Luxembourg and LGT Bank in Liechtenstein.

47. Under these circumstances, ALCOA WORLD ALUMINA LLC, through Executive A, consciously disregarded the fact that the mark-up imposed by Consultant A on Alumet and AAAC’s sales of alumina to Alba was facilitating corrupt payments to government officials who controlled Alba’s tender process.

IV. ALCOA WORLD ALUMINA LLC Caused Alcoa to Extend Materially

Significant Lines of Credit to Consultant A

48. Consultant A sought a line of credit from Alcoa to cover the cost of alumina shipments to Alba until Alba remitted payment to Alumet and AAAC. Consultant A, however, refused to provide financial statements for Alumet or AAAC to Alcoa’s credit department, which was normally required for a significant extension of credit to a third-party. Notwithstanding this, in or around December 2004, ALCOA WORLD ALUMINA LLC, through Executive A, sought and received approval to extend credit to Consultant A’s companies and thereby caused Alcoa’s credit department to extend a $23 million line of credit to Alumet and AAAC.

49. Thereafter, in each of contract years 2005 through 2009, Alcoa continued to grant business unit overrides to extend materially increasing credit lines to Consultant A’s purported distributorships. By 2007, Alcoa was extending a credit line of $58 million to Alumet and AAAC. During this period, Alcoa granted Alumet and AAAC credit lines that were significantly greater than those granted by Alcoa to any other third-party.

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50. By facilitating the extension of credit to Consultant A, Executive A enabled the purported distributorship scheme by allowing Consultant A to defer paying Alcoa of Australia for the multi-million dollar shipments of alumina to Alba until Alumet and AAAC received payment from Alba.

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EXHIBIT 4

CORPORATE COMPLIANCE PROGRAM

In order to address any deficiencies in its internal controls, compliance code, policies, and procedures regarding compliance with the Foreign Corrupt Practices Act (“FCPA”), 15 U.S.C. §§ 78dd-l, et seq., and other applicable anti-corruption laws, ALCOA INC. (the “Company”) agrees to continue to conduct, in a manner consistent with all of its obligations under this Agreement, appropriate reviews of its existing internal controls, policies, and procedures.

Where necessary and appropriate, the Company agrees to adopt new or to modify existing internal controls, compliance code, policies, and procedures in order to ensure that it maintains: (a) a system of internal accounting controls designed to ensure that the Company makes and keeps fair and accurate books, records, and accounts; and (b) a rigorous anti-corruption compliance program that includes policies and procedures designed to detect and deter violations of the FCPA and other applicable anti-corruption laws. At a minimum, this should include, but not be limited to, the following elements to the extent they are not already part of the Company’s existing internal controls, compliance code, policies, and procedures:

High-Level Commitment

1. The Company will ensure that its directors and senior management provide strong, explicit, and visible support and commitment to its corporate policy against violations of the anti-corruption laws and its compliance code.

Policies and Procedures

2. The Company will develop and promulgate a clearly articulated and visible corporate policy against violations of the FCPA and other applicable foreign law counterparts (collectively, the “anti-corruption laws,”), which policy shall be memorialized in a written compliance code.

3. The Company will develop and promulgate compliance policies and procedures designed to reduce the prospect of violations of the anti-corruption laws and the Company’s compliance code, and the Company will take appropriate measures to encourage and support the observance of ethics and compliance policies and procedures against violation of the anti-corruption laws by personnel at all levels of the Company. These anti-corruption policies and procedures shall apply to all directors, officers, and employees and, where necessary and appropriate, outside parties acting on behalf of the Company in a foreign jurisdiction, including but not limited to, agents and intermediaries, consultants, representatives, distributors, teaming partners, contractors and suppliers, consortia, and joint venture partners (collectively, “agents and business partners”). The Company shall notify all employees that compliance with the policies and procedures is the duty of individuals at all levels of the company. Such policies and procedures shall address:

a. gifts;

b. hospitality, entertainment, and expenses;

c. customer travel;

d. political contributions;

e. charitable donations and sponsorships;

f. facilitation payments; and

g. solicitation and extortion.

4. The Company will ensure that it has a system of financial and accounting procedures, including a system of internal controls, reasonably designed to ensure the maintenance of fair and accurate books, records, and accounts. This system should be designed to provide reasonable assurances that:

a. transactions are executed in accordance with management’s general or specific authorization;

b. transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles or any other criteria applicable to such statements, and to maintain accountability for assets;

c. access to assets is permitted only in accordance with management’s general or specific authorization; and

d. the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

Periodic Risk-Based Review

5. The Company will develop these compliance policies and procedures on the basis of a periodic risk assessment addressing the individual circumstances of the Company, in particular the foreign bribery risks facing the Company, including, but not limited to, its geographical organization, interactions with various types and levels of government officials, industrial sectors of operation, involvement in joint venture arrangements, importance of licenses and permits in the Company’s operations, degree of governmental oversight and inspection, and volume and importance of goods and personnel clearing through customs and immigration.

6. The Company shall review its anti-corruption compliance policies and procedures no less than annually and update them as appropriate to ensure their continued effectiveness, taking into account relevant developments in the field and evolving international and industry standards.

Proper Oversight and Independence

7. The Company will assign responsibility to one or more senior corporate executives of the Company for the implementation and oversight of the Company’s anti-corruption compliance code, policies, and procedures. Such corporate official(s) shall have the authority to report directly to independent monitoring bodies, including internal audit, the Company’s Board of Directors, or any appropriate committee of the Board of Directors, and shall have an adequate level of autonomy from management as well as sufficient resources and authority to maintain such autonomy.

Training and Guidance

8. The Company will implement mechanisms designed to ensure that its anti-corruption compliance code, policies, and procedures are effectively communicated to all directors, officers, employees, and, where necessary and appropriate, agents and business partners. These mechanisms shall include: (a) periodic training for all directors and officers, all employees in positions of leadership or trust, positions that require such training (e.g., internal audit, sales, legal, compliance, finance), or positions that otherwise pose a corruption risk to the Company, and, where necessary and appropriate, agents and business partners; and (b) corresponding certifications by all such directors, officers, employees, agents, and business partners, certifying compliance with the training requirements.

9. The Company will maintain, or where necessary establish, an effective system for providing guidance and advice to directors, officers, employees, and, where necessary and appropriate, agents and business partners, on complying with the Company’s anti-corruption compliance code, policies, and procedures, including when they need advice on an urgent basis or in any foreign jurisdiction in which the Company operates.

Internal Reporting and Investigation

10. The Company will maintain, or where necessary establish, an effective system for internal and, where possible, confidential reporting by, and protection of, directors, officers, employees, and, where appropriate, agents and business partners concerning violations of the anti-corruption laws or the Company’s anti-corruption compliance code, policies, and procedures.

11. The Company will maintain, or where necessary establish, an effective and reliable process with sufficient resources for responding to, investigating, and documenting allegations of violations of the anti-corruption laws or the Company’s anti-corruption compliance code, policies, and procedures.

Enforcement and Discipline

12. The Company will implement mechanisms designed to effectively enforce its compliance code, policies, and procedures, including appropriately incentivizing compliance and disciplining violations.

13. The Company will institute appropriate disciplinary procedures to address, among other things, violations of the anti-corruption laws and the Company’s anti-corruption compliance code, policies, and procedures by the Company’s directors, officers, and employees. Such procedures should be applied consistently and fairly, regardless of the position held by, or perceived importance of, the director, officer, or employee. The Company shall implement procedures to ensure that where misconduct is discovered, reasonable steps are taken to remedy the harm resulting from such misconduct, and to ensure that appropriate steps are taken to prevent further similar misconduct, including assessing the internal controls, compliance code, policies, and procedures and making modifications necessary to ensure the overall anti-corruption compliance program is effective.

Third-Party Relationships

14. The Company will institute appropriate risk-based due diligence and compliance requirements pertaining to the retention and oversight of all agents and business partners, including:

a. properly documented due diligence pertaining to the hiring and appropriate and regular oversight of agents and business partners;

b. informing agents and business partners of the Company’s commitment to abiding by anti-corruption laws, and of the Company’s anti-corruption compliance code, policies, and procedures; and

c. seeking a reciprocal commitment from agents and business partners.

15. Where necessary and appropriate, the Company will include standard provisions in agreements, contracts, and renewals thereof with all agents and business partners that are reasonably calculated to prevent violations of the anti-corruption laws, which may, depending upon the circumstances, include: (a) anti-corruption representations and undertakings relating to compliance with the anti-corruption laws; (b) rights to conduct audits of the books and records of the agent or business partner to ensure compliance with the foregoing; and (c) rights to terminate an agent or business partner as a result of any breach of the anti-corruption laws, the Company’s compliance code, policies, or procedures, or the representations and undertakings related to such matters.

Mergers and Acquisitions

16. The Company will develop and implement policies and procedures for mergers and acquisitions requiring that the Company conduct appropriate risk-based due diligence on potential new business entities, including appropriate FCPA and anti-corruption due diligence by legal, accounting, and compliance personnel.

17. The Company will ensure that the Company’s compliance code, policies, and procedures regarding the anti-corruption laws apply as quickly as is practicable to newly acquired businesses or entities merged with the Company and will promptly:

a. train the directors, officers, employees, agents, and business partners consistent with Paragraph 8 above on the anti-corruption laws and the Company’s compliance code, policies, and procedures regarding anti-corruption laws; and

b. where warranted, conduct an FCPA-specific audit of all newly acquired or merged businesses as quickly as practicable.

Monitoring and Testing

18. The Company will conduct periodic reviews and testing of its anti-corruption compliance code, policies, and procedures designed to evaluate and improve their effectiveness in preventing and detecting violations of anti-corruption laws and the Company’s anti-corruption compliance code, policies, and procedures, taking into account relevant developments in the field and evolving international and industry standards.